                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
/ /      Preliminary information statement.
/X/      Definitive information statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))


--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

/X/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

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         (2)  Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)  Proposed maximum aggregate value of transaction:

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         (5)  Total fee paid:

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/ /      Fee paid previously with preliminary materials
/ /      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount Previously Paid:

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         (2)  Form, Schedule or Registration Statement No.:

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         (3)  Filing Party:

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         (4)  Date Filed:

                             GRISTEDE'S FOODS, INC.
                              823 ELEVENTH AVENUE
                         NEW YORK, NEW YORK 10019-3535

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 30, 2001

                            ------------------------

To the Stockholders:

   The Annual Meeting of Stockholders of Gristede's Foods, Inc. (hereinafter called the "Company") will be held at the offices of the Company's counsel, Wolf, Block, Schorr and Solis-Cohen LLP, 250 Park Avenue, New York, New York 10177, on Friday, the 30th day of November, 2001 at 11:00 A.M., to consider and vote on the following matters described in this Notice and Information
Statement:

   1. To elect four Class 2 directors to serve for a one-year term expiring at the Annual Meeting of Stockholders to be held in 2002.

   2. To transact such other business as may properly come before the meeting or adjournments thereof.

   The Board of Directors has fixed the close of business on October 30, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.


                                By Order of the Board of Directors

                                Mark Kassner
                                Assistant Secretary

New York, New York
November 8, 2001

                             GRISTEDE'S FOODS, INC.
                            ------------------------

                             INFORMATION STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 30, 2001

   This information statement is being furnished to stockholders beginning on or about November 8, 2001 in connection with the Annual Meeting of Stockholders of Gristede's Foods, Inc. (the "Company") to be held on November 30, 2001 or any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, you may vote your shares of Common Stock at the Annual Meeting.

                             OUTSTANDING SHARES AND
                                 VOTING RIGHTS

   The Board of Directors has set the close of business on October 30, 2001 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders (the "Annual Meeting"). On that date, the Company had outstanding 19,636,574 shares of Common Stock, par value $.02 per share ("Common Stock"), each of which is entitled to one vote on each matter. No other class of securities other than Common Stock will be entitled to vote at the meeting. There are no cumulative voting rights.

   As of October 23, 2001, John A. Catsimatidis, the Chairman of the Board and Chief Executive Officer of the Company, owned of record, directly or indirectly, an aggregate of 18,050,150 shares of Common Stock, constituting approximately 91.9% of the shares entitled to vote at the Annual Meeting.

   Mr. Catsimatidis has informed the Company that he intends to vote all of the shares owned directly or indirectly by him in favor of each of the Board of Directors' nominees for directors listed below. Consequently, such approval and elections are expected to occur.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding ownership of Common Stock on October 23, 2001 by: (i) each stockholder known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock;
(ii) each of the Company's directors and nominees for director; and (iii) all executive officers and directors of the Company as a group. The address of each person is c/o Gristede's Foods, Inc., 823 Eleventh Avenue, New York, N.Y. 10019-3535. The Company believes that ownership of the shares by the persons named below is both of record and beneficial and such persons have sole voting and investment power with respect to the shares indicated.


   Name and Address of                             Number of
    Beneficial Owner                                 Shares     Percent of Class
    -----------------                                ------     ----------------
John Catsimatidis .............................    18,575,150(1)      92.1%
Martin Steinberg ..............................       122,642(2)         *
Kishore Lall ..................................        51,667(3)         *
Dennis Berberich ..............................        30,000(2)(4)      *
Martin Bring ..................................        21,000(5)         *
Frederick Selby ...............................        13,110(6)         *
Edward Salzano ................................         3,000            *
All executive officers and directors as a
  group (8 persons)............................    18,816,569(1)(4)(7)92.9%


(footnotes on next page)

---------------
*   Less than 1%.
(1) Includes an aggregate of 12,473,974 shares held by corporations controlled by Mr. Catsimatidis, 81,900 shares held by Mr. Catsimatidis as a custodian, 2,057 shares held by a profit sharing plan of which Mr. Catsimatidis is a trustee, 605 shares held by Mr. Catsimatidis as a trustee of individual retirement accounts and currently exercisable options to purchase an aggregate of 525,000 shares of Common Stock.
(2) Includes an aggregate of 10,000 shares of Common Stock which may be purchased upon exercise of currently exercisable stock options.
(3) Includes an aggregate of 36,667 shares of Common Stock which may be purchased upon exercise of currently exercisable stock options.
(4) Includes 14,000 shares of Common Stock owned by Mr. Berberich's wife, as to which shares Mr. Berberich disclaims beneficial ownership.
(5) Includes an aggregate of 21,000 shares of Common Stock which may be purchased upon exercise of currently exercisable stock options.
(6) Includes an aggregate of 11,000 shares of Common Stock which may be purchased upon exercise of currently exercisable stock options.
(7) Includes an aggregate of 613,667 shares of Common Stock which may be purchased upon the exercise of currently exercisable stock options.


                             ELECTION OF DIRECTORS


   Four Class 2 directors shall be elected to serve for a one-year term expiring at the Annual Meeting to be held in 2002.

   The Class 2 directors shall each be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors. The Board of Directors does not expect that any of the nominees will become unavailable to serve for any reason. If that should occur before the meeting, another nominee or nominees may be selected by the Board of Directors.

   In accordance with the Company's By-Laws, any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by U.S. mail, to the Secretary of the Company at the main office of the Company not later than (i) with respect to an election to be held at any annual meeting of stockholders, 20 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to the stockholders. Each notice shall set forth:
(a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person(s)) pursuant to which the nomination(s) are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the Commission had each nominee been nominated or intended to be nominated by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing provisions.

   The names of, and certain information with respect to, each of the persons nominated for election as the Class 2 directors are as follows:

                              Director                            Principal Occupation
       Name and Age             Since                           for the Past Five Years
      -------------             -----                           -----------------------
Martin Bring, 58........        1988        Partner in the law firm of Wolf, Block, Schorr and Solis-Cohen
                                            LLP, New York, New York and predecessor firm for more than five years.

Frederick Selby, 63.....        1978        Chairman of Selby Capital Partners (acquisition and sale of privately owned firms and divisions of public companies) for more than five years; Managing Director and senior officer of mergers and acquisitions division of Bankers Trust Company;
                                            Senior Vice President of Corporate Finance of B.A.I.I. Banking
                                            (Paris) and Director of Corporate Finance of Legg Mason Wood
                                            Walker prior thereto.

John A. Catsimatidis, 53        1988(1)     Chairman of the Board, President and Chief Executive Officer of
                                            the Company since July 28, 1988; Treasurer of the Company from
                                            July 28, 1988 to March 17, 1998 and since November 15, 1999;
                                            President and Chief Executive Officer of Red Apple Group, Inc.
                                            (holding company) and Chairman of the Board and Chief Executive
                                            Officer and Director of United Refining Company (a refiner and retailer of petroleum products) for more than five years;
                                            Director of News Communications Inc., a public company whose stock is traded over-the-counter, since December 4, 1991.

Dennis E. Berberich, 62.        1998        Independent consultant since January 1999. President of Canada
                                            Dry Bottling Company of New York, a privately held soft drink distributor, for more than ten years prior thereto.

---------------
(1) Mr. Catisimatidis also served as a director of the Company from November 4, 1986 to November 27, 1987.

                     OTHER DIRECTORS AND EXECUTIVE OFFICERS


   The names of, and certain information with respect to, the three Class 1 directors (whose terms expire at the Annual Meeting to be held in 2002) and an executive officer of the Company who is not a director are as follows:

                           Director                            Principal Occupation
     Name and Age            Since                           for the Past Five Years
     -------------           -----                           -----------------------
Martin Steinberg, 68.        1998        Independent consultant. Mr. Steinberg also served as a director of the Company from May 1974 to January 1991.

Kishore Lall, 54.....        1997        Director of the Company since October 1997; consultant to Red
                                         Apple Group, Inc. from January 1997 to October 1997; private investor from June 1994 to December 1996; Senior Vice President and Head of Commercial Banking of ABN AMRO Bank, New York
                                         branch from January 1991 until May 1994.

Edward P. Salzano, 53        1999        Executive Vice President and Director of Cantisano Foods, Inc.,
                                         a privately held sauce and salsa manufacturing company, for more than 15 years.

Gary Pokrassa, 54....         --         Chief Financial Officer of the Company since August 14, 2000;
                                         Chief Financial Officer of Syndata Technologies, Inc. from
                                         February 1997 to July 2000; Vice President - Finance of Innovir
                                         Laboratories, Inc. from March 1993 to February 1997.


Meetings of Board of Directors and Committees

   The Board of Directors met two times during the fiscal year ended December 3, 2000 ("Fiscal 2000") and acted five times by unanimous written consent of the directors during Fiscal 2000. All incumbent directors attended the meetings.

   The Board of Directors has a Compensation Committee and, a Stock Option Committee. Frederick Selby, Martin Steinberg and Dennis Berberich are the members of both of the foregoing committees. The Compensation Committee and the Stock Option Committee did not meet during Fiscal 2000. The Company does not have a nominating committee of the Board of Directors or committee performing similar functions.

   The Audit Committee of the Board of Directors is comprised of three directors: Frederick Selby, Martin Steinberg and Dennis Berberich. The Audit Committee met twice during Fiscal 2000. All of the Audit Committee members are independent as that term is defined in Section 121(A) of the listing standards of the American Stock Exchange.

   The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. Effective June 14, 2000, the Board of Directors approved and adopted a written Audit Committee Charter, which is attached to this Information Statement as Exhibit A.

   In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 3, 2000, with Company management and BDO Seidman LLP ("BDO"), the independent auditors. The Audit Committee received the written disclosures and the letter from BDO required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with BDO any relationships which might impair that firm's independence from management and the Company and satisfied itself as to the auditors' independence. The Audit Committee reviewed and discussed with BDO all communications required by generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

   Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 3, 2000 for filing with the Securities and Exchange Commission.



/s/ Frederick Selby          /s/ Martin Steinberg          /s/ Dennis Berberich

   The foregoing Audit Committee Report shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Principal Accounting Firm Fees

   The following table sets forth the aggregate fees, including out-of-pocket expenses, billed to the Company for the fiscal year ended December 3, 2000 by the Company's principal accountants, BDO.

    Audit Fees ..........................................................   $190,000
    Financial Information Systems Design and Implementation Fees ........         $0
    All Other Fees ......................................................   $  2,870(a)

---------------
(a) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants' independence.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and officers of the Company and persons who own more than 10 percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent stockholders are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during Fiscal 2000, all other Section 16(a) filings applicable to its directors, officers and more than 10 percent beneficial owners were timely filed.

                             EXECUTIVE COMPENSATION


   The following table sets forth for the fiscal years ended December 3, 2000, November 28, 1999, and November 29, 1998, certain information concerning the compensation paid or accrued to certain executive officers of the Company.


                                                                                                 Long-term compensation
                                                                                     ---------------------------------------------
                                                           Annual Compensation               Awards          Payouts
                                                       ---------------------------   ---------------------   -------
                                                                            Other
                                                                           annual    Restricted                           All
                Name and                                                   compen-      stock      Options     LTIP      other
                 principal                              Salary    Bonus    sation     award(s)      /Sar's    payouts   compen-
                 position                   Year         ($)       ($)       ($)         ($)         (#)        ($)      sation
----------------------------------------------------------------------------------------------------------------------------------
John Catsimatidis, Chairman             Fiscal 2000    $100,000    $--       $--         $--            --      $--     $     0
 of the Board, President                Fiscal 1999     100,000     --        --          --            --       --          --
 and Chief Executive                    Fiscal 1998     100,000     --        --          --            --       --          --
 Officer
Stuart Spivak,                          Fiscal 2000    $ 58,385     --        --          --            --       --     $ 4,423(2)
 Executive Vice President               Fiscal 1999     132,000     --        --          --        40,000       --     $10,000(2)
 and Chief Financial                    Fiscal 1998      89,538     --        --          --            --       --       7,000(2)
 Officer (1)
----------------------------------------------------------------------------------------------------------------------------------

---------------
(1) Mr. Spivak's employment by the Company commenced in March, 1998 and he retired effective April 30, 2000. Gary Pokrassa joined the Company on August 14, 2000 as Chief Financial Officer.
(2) Represents the personal use of a Company vehicle.

Options Granted in Last Fiscal Year

   The following table sets forth certain information concerning options granted during Fiscal 2000 to the executive officers named in the Summary Compensation Table.


                                                                                                                      Potential
                                                                                                                      Realizable
                                                                                                                   Value At Assumed
                                                                                          Market                   Annual Rates of
                                                                                         Price of                       Stock
                                              Number of    Percentage of                  Common                        Price
                                             Securities    Total Options                 Stock on                  Appreciation for
                                             Underlying      Granted to     Exercise     Date of                     Option Term
                                               Options      Employees in      Price       Grant      Expiration    ----------------
Name                                         Granted (#)        1999        ($/Share)   ($/Share)       Date       5% ($)   10% ($)
-----------------------------------------------------------------------------------------------------------------------------------
John Catsimatidis........................         0              __            __           __           __          __        __
Stuart Spivak............................         0              __            __           __           __          __        __
-----------------------------------------------------------------------------------------------------------------------------------


Aggregate Options Exercised in Last Fiscal Year and Fiscal Year End Option
Values

   During Fiscal 2000, no stock options were exercised by either of the executive officers named in the Summary Compensation Table. The following table sets forth the number and value of options outstanding at December 3, 2000 held by the executive officers named in the Summary Compensation Table:


                             Number of Unexercised        Value of Unexercised
                                Options Held on         in-the-Money Options on
                               December 3, 2000             December 3, 2000
                           -------------------------   -------------------------
Name                       Exercisable/Unexercisable   Exercisable/Unexercisable
--------------------------------------------------------------------------------
John Catsimatidis .....            525,000/0                      0/0
Stuart Spivak .........          36,666/13,334                    0/0
--------------------------------------------------------------------------------


   The closing sales price of the Common Stock on the American Stock Exchange on December 1, 2000 (the last trading day before December 3, 2000) was $1.0625. On December 3, 2000 Mr. Catsimatidis held options to purchase 275,000 shares of Common Stock at $3.75 per share and options to purchase 250,000 shares at $2.875 per share. Mr. Spivak held options to purchase 10,000 shares at $5.625 per share and 40,000 shares at $2.625 per share.

Compensation of Directors

   Non-officer directors receive a quarterly stipend of $1,500 and $500 for each meeting attended. Directors who serve on committees receive $500 for each meeting attended.

Compensation Committee Interlocks and Insider Participation

   The Board of Directors has a Compensation Committee consisting of Frederick Selby, Dennis Berberich and Martin Steinberg. During Fiscal 2000, none of the directors on the Compensation Committee were employees or officers of the Company nor had a relationship with the Company requiring disclosure under applicable Commission disclosure rules.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Philosophy. The Company's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Executive compensation consists of base salary and long term incentive compensation in the form of stock options. The compensation of the Company's executive officers is reviewed and approved by the Compensation Committee, which is composed entirely of non-employee directors. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry.

   In reviewing compensation levels of the Company's key executives, the Compensation Committee considers, among other items, corporate profitability on an absolute basis as well as relative to budget; previous years' and competitors' profitability; revenues; and the quality of the Company's services. No specific weight is accorded to any single factor. Relative weights differ from executive to executive and change from time to time as circumstances warrant.

Base Salaries. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent. Salary adjustments are determined by evaluating the performance of the executive and any increased responsibility assumed by the executive, the competitive marketplace and the performance of the Company.

Equity Ownership. The Company established a stock option plan for its key employees in October 1994 and in March 1998 the Board of Directors approved the 1998 Option Plan for key employees, directors and consultants. In April 1999 the Board of Directors approved an amendment to the 1998 Option Plan to increase the number of shares of stock reserved under the plan from 500,000 to 1,500,000, which amendment was approved by the stockholders of the Company in August 1999. The Compensation Committee believes that equity ownership by management is a means of aligning management's and stockholders' interests in the enhancement of stockholder value.

Compensation of Chief Executive Officer. Mr. Catsimatidis is the principal stockholder of the Company and from August 1991 to November 10, 1997 served the Company without receiving a salary. During the fiscal year ended March 2, 1997 and the period from March 3, 1997 to November 9, 1997, Mr. Catsimatidis received no compensation from the Company. Since November 10, 1997 Mr. Catsimatidis has been earning a salary at the rate of $100,000 per year.

                     COMPARATIVE PERFORMANCE BY THE COMPANY


   The Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or "peer group." This chart compares for the period from March 1, 1996 to December 3, 2000, the cumulative total stockholder return on the Common Stock with (i) the American Stock Exchange Market Value Index and (ii) the Media General Industry Group 734 Index - Grocery Stores (the "MG Industry Index"), and assumes an investment of $100 on March 1, 1996 in each of the Common Stock, the stocks comprising the American Stock Exchange Market Value Index and the stocks comprising the MG Industry Index. The total return for each of the Company's Common Stock, the American Stock Exchange Market Value Index and the MG Industry Index assumes the reinvestment of all dividends (although no dividends were declared on the Company's Common Stock during such period). Each index is adjusted for additions and deletions of securities from the index.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG GRISTEDES FOODS, INC.,
                      AMEX MARKET INDEX AND MG GROUP INDEX

                                  [LINE GRAPH]

                              03/03/96         03/02/97          11/30/97       11/29/99      11/28/99     12/03/00
GRISTEDE'S FOODS, INC.        100.00            84.48             62.07          63.79         65.52        29.32
GROCERY STORES                100.00           129.24            147.04         197.59        159.90       176.67
AMEX MARKET INDEX             100.00           106.54            119.41         117.97        147.39       141.69

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Under a Management Agreement, dated November 10, 1997 (the "Management Agreement"), Namdor Inc., a subsidiary of the Company, has performed consulting and managerial services for three supermarkets owned by corporations controlled by John Catsimatidis. In consideration of such services, Namdor Inc. is entitled to receive on a quarterly basis a cash payment of one and one-quarter (1.25%) percent of all sales of inventory and merchandise made at or from the managed supermarkets. During Fiscal 2000 management fee income was $66,244.

   Effective as of January 1, 1994, the Company entered into Indemnification Agreements with each of its directors and officers other than Kishore Lall. The Company entered into an Indemnification Agreement with Kishore Lall effective as of October 30, 1997, and also entered into Indemnification Agreements with two former officers effective March 17, 1998, Martin Steinberg effective July 21, 1998, Dennis Berberich effective August 18, 1998, Edward Salzano effective August 12, 1999 and Gary Pokrassa effective November 10, 2000. Said agreements supplement the indemnification provisions of the Company's By-laws and the Delaware General Corporation Law. The stockholders of the Company authorized the Company to enter into such agreements with each of its directors at the Annual Meeting of Stockholders held on August 21, 1987. The Board of Directors has authorized the Company to enter into such agreements with each of its officers.

   C & S Acquisition Corp. (formerly Red Apple Leasing, Inc.), a corporation wholly owned by John Catsimatidis, leases equipment to the Company. Such leases are primarily for store operating equipment. Obligations under capital leases at December 3, 2000 were $63,042 and require monthly payments of $35,114 through March 1, 2001. Obligations under operating leases were $41,676 per month during Fiscal 2000.

   Advertising services are provided to the Company by an affiliated company, MCV Advertising Associates Inc., a company owned by John Catsimatidis. For Fiscal 2000 the costs incurred were $1,306,218.

   By virtue of his ownership of Common Stock and his position as Chairman of the Board of the Company, John Catsimatidis may be deemed to be a "parent" of the Company under rules promulgated by the Commission.

   The Company leases five locations: a 25,000 square foot warehouse, its office facilities and four supermarket locations from Red Apple Real Estate, Inc., a corporation wholly owned by John Catsimatidis. During Fiscal 2000 the Company paid to Red Apple Real Estate, Inc. $1,236,420 for rent and real estate taxes under such leases. The lease terms provide for an aggregate of $1,561,000 per year in lease payments. The leases are triple net whereby the tenant pays all real estate taxes and maintenance.

   Wolf, Block, Schorr and Solis-Cohen LLP, a law firm of which Martin Bring, a director of the Company, is a member, charged fees of approximately $225,322 for rendering legal services to the Company during Fiscal 2000.

   On the Company's balance sheet as of December 3, 2000 (the "December 3, 2000 Balance Sheet") amounts due to an affiliate, United Acquisition Corp., a corporation wholly owned by John Catsimatidis, represent liabilities in connection with the consummation of the 1997 merger of the Company with certain corporations owned by Mr. Catsimatidis (the "Food Group Acquisition") and additional advances made by the affiliate since the merger. The affiliate has agreed not to demand payment of these liabilities in the next fiscal year. Accordingly, the liability has been classified as noncurrent. As part of post-closing adjustments in connection with the Food Group Acquisition, approximately $3,600,000 in due from affiliates has been offset against the amounts due to United Acquisition Corp. The net amount due to affiliate at December 3, 2000 and November 28, 1999 was $12,129,031 and $9,113,500,
respectively; of these amounts $9,000,000 was subordinated to the Company's banks. The liability does not bear interest.

   Due from related parties - trade, on the December 3, 2000 Balance Sheet represents amounts due from affiliated companies for merchandise shipped from the Company's subsidiary, City Produce Operating Corp., in the ordinary course of business and for which payments are made to such subsidiary on a continuous basis, as well as management fees receivable for administrative and managerial services performed for the affiliated companies by the Company. During Fiscal 2000, merchandise sales to affiliates were $636,562. This affiliate purchased its merchandise from a third party prior to Fiscal 2000.

   On February 6, 1998, the Company agreed to purchase substantially all of the assets and assumed certain of the liabilities of a supermarket located at 1644 York Avenue, New York City, that was owned by a corporation

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controlled by John Catsimatidis. On March 1, 2000 the Company and the
affiliate determined to restructure the transaction by rescinding the purchase effective as of February 6, 1998, and entering into an operating agreement which gives the Company full control of the supermarket and the right to operate the supermarket for the account of the Company. The operating agreement terminates on December 3, 2000, but the term shall be extended for additional one year periods unless either party shall give notice of termination not later than 90 days prior to the end of the then current term of the agreement. Since such notice has not been given, the term of the agreement has been extended until December 2, 2002. Under the operating agreement, the Company shall pay to the affiliate $1.00 per annum, plus such other consideration as may be approved by the Company's directors (excluding John Catsimatidis). Pursuant to the operating agreement the Company or any designee of the Company, also has the option until December 31, 2005 to purchase the supermarket for $2,778,000, which price is the fair market price of the supermarket established on October 11, 1999 by the Company's directors (excluding John Catsimatidis).

   In May 2000, another affiliate and the Company entered into a similar operating agreement for a store owned by the affiliate. As consideration, the affiliate receives the nominal amount of $1 per annum, plus such other consideration as may be approved by the Company's directors (excluding John Catsimatidis). The operating agreement terminates on May 10, 2001, but the term shall be extended for additional one year periods unless either party shall give notice of termination not later than 90 days prior to the end of the then current term of the agreement. Since such notice was not given, the term of the agreement has been extended to May 10, 2002. Pursuant to the operating agreement, the Company, or any designee of the Company, also has the option until December 31, 2005 to purchase the supermarket for the fair market price of the supermarket as established by the Company's directors (excluding John Catsimatidis) using a valuation criterion similar to that issued for valuing the store at 1644 York Avenue, New York City. It is management's opinion that the fair market value of this store is approximately $3 million.

   The affiliates' intention in entering into these two operating agreements where the Company enjoys full benefits of ownership for the nominal consideration of $1 per annum per store was to effect post closing adjustments in connection with the Food Group Acquisition. If the option to purchase the supermarkets is exercised, the excess of the purchase price over the net book value of the assets will be shown as a charge to equity.

   In connection with the restructure of the transaction relating to the supermarket located at 1644 York Avenue, $3,072,000 is included in "Due from related parties - other" on the December 3, 2000 Balance Sheet. This amount was subsequently fully paid.

   During Fiscal 1999 Mr. John Catsimatidis issued a limited $600,000 guarantee of the collection of all accounts receivable acquired pursuant to the Food Group Acquisition and agreed not to permit the level of the Company's liability due to the affiliate to fall below $600,000, prior to the issuance of the fiscal year ended December 3, 2000 audited financial statements. In Fiscal 2000 such limited guarantee and commitment regarding the level of the Company's liability to the affiliate was extended until prior to the issuance of the fiscal year ending December 2, 2001 audited financial statements, in the amount of $700,000.

                                 OTHER MATTERS

   Any stockholder intending to submit a proposal for presentation at the Company's next Annual Meeting of Stockholders must submit such proposal to the Company at its executive offices by July 11, 2002.

   A representative of BDO Seidman, LLP is expected to be present at the meeting and will have the opportunity to make any desired statement and respond to appropriate questions.

   The Board of Directors knows of no other matters to be brought before this meeting. The expense of preparing, assembling and mailing this information statement will be borne by the Company. The Company will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding the Notice of Annual Meeting and Information Statement and the Company's Annual Report to Stockholders to the beneficial owners of stock held of record.

   The Company will provide to any stockholder of record at the close of business on October 30, 2000, without charge, upon written request to its Assistant Secretary, Mark Kassner, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 3, 2000.


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                                                                      EXHIBIT A


                             GRISTEDE'S FOODS, INC.
                            AUDIT COMMITTEE CHARTER


   The Board of Directors ("Board") of Gristede's Foods, Inc. (the "Company") has adopted this Charter for its Audit Committee ("Committee") effective June 14, 2000:

                                 I. COMPOSITION

   The Committee shall be comprised of at least three (3) directors designated by the Board who are independent of the Company's management to the extent required by the rules of the American Stock Exchange LLC (the "AMEX"), and who meet the knowledge and experience requirements of the AMEX rules, including, that each independent director is able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement and that at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in such person's financial sophistication. One member shall be appointed Committee Chairperson ("Chair") by the Board. The Committee, and its Chair, as constituted immediately prior to the adoption of this Charter, shall remain in effect until the Board determines otherwise, consistent with the requirements of this Charter.

                                 II. AUTHORITY

   The Committee is authorized to carry out the responsibilities set forth in this Charter and any other assignments requested by the Board. The Committee shall have access to the Company's management, outside auditors and inside and outside counsel for advice and information. The Committee shall review and reassess the adequacy of this Charter on an annual basis and, if appropriate, recommend to the Board any appropriate modification or amendment to this Charter.

                               III. GENERAL SCOPE

   The Committee is to serve in an oversight capacity to assist the Board in promoting communication among the Board, the Company's outside auditors and the Company's management, as the respective duties of such groups, or their constituent members, relate to the Company's financial accounting and reporting and to its internal controls.

   The Committee is not intended to be part of the Company's operational or managerial decision making process. The Company's management, and not the Committee or the outside auditors, is responsible for producing the Company's financial statements and reports and for instituting and maintaining internal controls. The outside auditors are responsible for attesting to the fair presentation of the financial statements in accordance with generally accepted accounting principles and for becoming familiar with and commenting upon the adequacy of the Company's internal controls. It is the Committee's task, in all instances within its own limitations, to oversee these functions of management and the outside auditors and to report to the Board with respect thereto.

                                  IV. MEETINGS

4.1 Number and Manner. The Committee is to meet at least two (2) times per year, and as many other times as the Board, the Committee or its Chair deems necessary. The Committee may meet or otherwise take action by written unanimous consent resolution, by means of telephonic communication whereby each member can hear all conversation and in any other manner in which the Board may act.

4.2 Attendance. The Committee or its Chair may request that member(s) of management and representatives of the outside auditors, or any or all of them, and any other persons whose presence is deemed by the Committee to be appropriate, be present at meetings of the Committee. (See, also, Part 5.1.2, below.)


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

4.3 Minutes. Minutes of each Committee meeting are to be prepared and sent to Committee members, to all other Directors and to the Secretary of the Company.

                               V. SPECIFIC DUTIES

The Committee is to perform the following duties:

5.1  Communication.

   5.1.1 Access to Committee. Maintain as its policy that the outside auditors, management and any other employees of the Company, may communicate with the Committee, directly or through its Chair, at any time with respect to any matters which he or she reasonably believes are related to the Committee's responsibilities.

   5.1.2 Chief Financial Officer. Advise the Company's chief financial officer that, in addition to the expectation that he or she is to communicate with the Committee as provided in Part 5.1.1, above, he or she is expected to be prepared to report to the Committee at formal meetings upon request of the Committee or its Chair.

5.2  Adequacy of Internal Controls and Financial Reporting.

   5.2.1 Internal Controls. Meet with management and the outside auditors to review the quality and adequacy of the Company's internal controls.

   5.2.2 Financial Reporting.

           Annual Report. Upon or near completion of the annual audit:

            (i) Review with management and the outside auditors the audited financial results for the year, prior to their release to the public;

            (ii) Review and discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), as may be modified and supplemented;

            (iii)Based on the review and discussions referred to in (i) and
                 (ii), above, and in Part 6.1, below, the Committee shall determine whether to recommend to the Board that the audited financial statements be included in the Company's Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission ("SEC").

   5.2.3 Annual Audit Process: Audit Scope; Post-Audit Review; Evaluation of Audit Process.

         (a) Scope of Audit. Discuss with the outside auditors and approve, before the outside auditors perform a significant portion of the annual audit, the scope and general extent of the outside auditors' audit examination, including their engagement letter. The Committee should be provided by the outside auditors with an explanation of the factors considered by the auditors in determining the audit scope.

         (b) Post-Audit Review. Subsequent to the completion of the audit for the last calendar year, conduct a post-audit review which shall include the following:

            (i) Review of the outside auditors' letter report containing observations and recommendations on internal controls (including material weakness conditions and reportable conditions) and other matters noted in the audit, and management's response thereto.

            (ii) Review with management and the outside auditors any matters relating to the audit that may be of interest to the Committee in fulfilling its obligation to oversee the financial reporting process for which management is responsible.


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
         (c)  Evaluation of Audit Process.

            (i) Outside Auditors. Elicit from the outside auditors (1) an evaluation of the cooperation received by the outside auditors from management during the audit examination for the last calendar year, including the outside auditors' access to all requested records, data and information, and (2) an evaluation of the quality of management's financial and accounting staff and the adequacy of its staffing.

            (ii) Management. Elicit from management an evaluation of the competence of the outside auditors.

   5.2.4 Reports to Board. The Chair shall provide an oral report at each Board meeting on the deliberations of, and any actions taken by, the Committee since the last Board meeting.

                              VI. OUTSIDE AUDITORS

6.1  Statement of Outside Auditors' Relationship.

   6.1.1 Receipt of Statement. The Committee shall obtain from the outside auditors a formal, written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard 1.

   6.1.2 Review of Statement; Dialogue. The Committee shall review such formal, written statement, shall actively engage in a dialogue with the outside auditors to review any relationships or services disclosed that may impact the objectivity and independence of the outside auditors and shall take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditors.

6.2 Accountability of Outside Auditors; Retention and Replacement. The outside auditors are ultimately accountable to the Board and the Committee as representatives of the shareholders; the Committee shall, in cooperation with the Board, when and as directed by the Board, select, evaluate and, where appropriate, replace the outside auditors (or nominate the outside auditors to be proposed for shareholder approval).

6.3 Fees. The Committee shall review the outside auditors' fees negotiated by management.

                               VII. MISCELLANEOUS

7.1 Staffing. Nothing contained herein shall require the Company to maintain a legal staff or an internal audit group, or if the Company has an internal audit group, to appoint a director of such group.


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